Exhibit 11.1

Ascent CPA Group, LLC CPAs & Trusted Advisors. 3372 Peachtree Road, NE – Suite 115 Atlanta, GA 30326 https://www.ascentcpa.com/

To Management of Fanbase Social Media, Inc.

We agree to the inclusion in the Offering Statement on Form 1-A of our report, dated June 21, 2024, on our audit of the financial statements of Fanbase Social Media, Inc. as of December 31, 2023, and for the year then ended.

Ascent CPA Group, LLC

February 13, 2025

Atlanta, Georgia